EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Dawson Geophysical Company:


We consent to the incorporation by reference in the registration statement (No.333-XXXXX) on Form S-8, of Dawson Geophysical Company, of our report dated November 3, 2003 with respect to the balance sheets of Dawson Geophysical Company as of September 30, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2003 and all related financial statement schedules, which report appears in the September 30, 2003 annual report on Form 10-K of Dawson Geophysical Company.




Midland, Texas
March 9, 2004